Exhibit 10.28

BLUE COAT SYSTEMS, INC.

2006 PROFIT SHARING PLAN

1. PURPOSES OF THE PLAN

1.1 The Blue Coat Systems, Inc. 2006 Profit Sharing Plan (the “Plan”) is established to promote the interests of the Company and reward employees for the achievement of superior financial results.

2. ADMINISTRATION OF THE PLAN

2.1 The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall approve the Plan and adopt rules and regulations to implement the Plan. Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.

3. DETERMINATION OF PARTICIPANTS

3.1 An individual shall be eligible to participate in the Plan if he or she is an Employee on the first day of the last month of the fiscal quarter. Payments to eligible employees who joined the company within the quarter will be pro-rated based on the number of days of employment, divided by the total days within the quarter.

3.2 For purposes of the Plan:

(i) An individual shall be considered an “Employee” as long as such individual remains employed by the Company or one or more of its Subsidiaries. Sales personnel on commission are excluded from the Plan

4. PROFIT SHARING AWARDS

4.1 The profit sharing plan is established as an incentive to achieve superior financial results. Profit sharing is applicable for fiscal quarters in which the Net Profit After Tax (NPAT) exceeds 10%. For purposes of the profit sharing calculation, NPAT is calculated before expense, if any, required under the Plan. The Plan pays 20% of an individual’s target rate for each 1% of NPAT in excess of 10%, such that 100% of an individual’s target is paid at NPAT of 15%. Target rates by level are 20% for Executives reporting directly to the Chief Executive Officer (Executives), 10% for Vice Presidents, Directors and Senior Managers and 5% for all other employees.

4.2 The aggregate bonus pool established by the formula set forth in Section 4.1 above shall be allocated among the eligible Employees in accordance with this Section 4.2.

A. Executives profit sharing payout at target is 20% of quarterly base pay.

B. Vice Presidents, Directors and Senior Managers profit sharing payout at target is 10% of quarterly base pay.

C. All other employees profit sharing payout at target is 5% of quarterly base pay. Sales personnel on commission are excluded from the Plan.

5. PAYMENT OF BONUS AWARDS

5.1 Profit sharing plan distributions for executive staff are paid as follows: 40% of each fiscal quarter’s calculation is paid in the subsequent quarter, with the remaining 60% deferred and paid out over the next four (4) quarters at 15% per quarter pending an individual’s continued employment. For all other employees, 100% of each quarter’s profit sharing plan calculation is paid in the subsequent quarter.

6. GENERAL PROVISIONS

6.1 The Plan shall become effective when adopted by the Board of Directors. The Board of Directors may at any time amend, suspend or terminate the Plan, provided it must do so in a written resolution and such action shall not adversely affect rights and interests of Plan participants to individual bonuses allocated prior to such amendment, suspension or termination.

6.2 No amounts awarded or accrued under this Plan shall actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company. Plan participants shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their bonus awards.

6.3 No Plan participant shall have the right to alienate, pledge or encumber his/her interest in this Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the Employee’s creditors or to attachment, execution or other process of law.

6.4 No action of the Company in establishing the Plan, no action taken under the Plan by the Committee and no provision of the Plan itself shall be construed to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, each Employee will be employed “at will,” which means that either such Employee or the Company may terminate the employment relationship at any time for any reason, with or without cause. Only the President has the authority to enter into an agreement on any other terms, and he or she can only do so in a writing signed by him or her.

6.5 This is the full and complete agreement between the eligible Employees and the Company on the terms described herein.

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